EXHIBIT 5.2
September 14, 2006
Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549
Subject:     Biomira Inc. (the “Company”)
Dear Sirs/Mesdames:
We hereby consent to all references to this firm in the Registration Statement on Form F-10 (the “Registration Statement”) to which this consent is appended as Exhibit 5.2 and filed by the Company under the Securities Act of 1933, as amended, including the reference in the prospectus filed as part of the Registration Statement under the captions “Description of Debt Securities — Enforceability of Judgements” and “Legal Matters”.
In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Yours truly,
/s/ FRASER MILNER CASGRAIN LLP